Exhibit 10.9

November 8, 2013

Porch.com, Inc.

6534 49th Ave NE

Seattle, WA 98115

Dear Matthew

Porch.com, Inc. (the “Company”) is pleased to enter into this employment agreement (“Agreement”) with you.

Position and Duties. Your initial position will be SMB Marketing Director and will be responsible for ‘company’ growth (which includes but is not limited to onboarding, landing pages, sign up page flows, and virility) as well as ‘company’ acquisition channels including resources allocated (budget, headcount, etc). In your position, you will be responsible for being the voice of all ‘companies’ which includes but are not limited to professionals, suppliers, real estate agents, insurance companies, and advertising partners. You will be accountable for the # companies and company viral coefficient metric but span the entire audience and funnel with shared accountability with other business leaders. Marketing (consumer and ‘company’) will have an engineering development team that that dotted lines into it to drive execution.

Your job duties will be those normally and reasonably attendant to such a position. Changes may be made from time to time in your position and duties at the Company’s discretion. You agree to devote your full time and attention to the performance of your duties. You also agree to comply with applicable law and Company policies, including the Confidentiality, Non-Competition and Invention agreements contained herein.

1. Term. Your employment will begin on November 25, 2013 and continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

2. Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of One Hundred Thirty Five Thousand Dollars ($135,000), payable once each month.

3. Bonus. Company does not expect to pay bonuses until it is cash flow positive. At the time the Company does establish a bonus plan, you will be eligible for an annual bonus that may be paid at Company’s discretion, contingent on Company electing to pay bonuses, Company funding its bonus pool, achieving all Company goals, and achieving all goals set out for you.

4. Benefits. The Company does not yet have a benefits program. You will be eligible to participate in all employee benefit programs established by the Company that are applicable to similarly situated employees as in effect from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan, and nothing in this Letter Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans. Your eligibility to participate in any benefits plan is subject to the terms of the applicable plan, as may be established and/or amended from time to time.

5. Stock Options. The Company will grant you an option to purchase 65,000 shares of the Company’s common stock. The exercise price for this option shall be approximately $0.01 per share (the “fair market value” of the Company’s common stock on the date of grant). These options will vest over an four (4) year period, with a one (1) year cliff and monthly thereafter. Additionally, The Company will grant you 30,000 options of the Company’s common stock on November 25, 2014 as long as your performance is in good standing. These options will also vest over a four (4) year period with a one (1) year cliff. Following the expiration of this twenty-four month period, you will continue to be obligated under the “Nondisclosure/Confidentiality” section of this Agreement. It should be noted that Company has established the provision for the early exercise of your ISO benefit should you wish to purchase in advance of the normal vesting schedule. Shares you acquire under this provision that have not yet vested are subject to restrictions/repurchase should you become separated from company.

6. Nondisclosure/Confidentiality. You acknowledge that during your employment with the Company, you are and will continue to be exposed to confidential information and trade secrets of both the Company and its clients, all of which are essential to the Company’s business and the continued confidentiality of which is critical to the Company’s economic well-being. Such confidential information and trade secrets include, but are not limited to: inventions, financial information, business plans, prospects, inside information (including information regarding financial performance, earnings, existing products, existing techniques, new products, new techniques and business strategies), technical information, proprietary processes and know-how, client lists, personnel information (including, without limitation, skills and compensation), product development information, and information regarding possible acquisitions or sales of businesses or facilities. Such confidential information also includes the details behind the founding of Company (date, people involved, discussions leading to the creation of Company, etc). Such confidential information does not include any information that has become part of the public domain by means other than my breach of this Agreement. You agree not to use or disclose, at any time during my employment or at any time thereafter, any such confidential or trade secret information to any third party for any reason, except as authorized and necessary to perform your job.

7. Return of Company Property. Upon separation of employment for any reason, you agree to immediately return to the Company all Company property in your possession, custody, or control, including, but not limited to confidential information and trade secrets in any medium recorded. This Section shall also apply to all proprietary information developed by the Company and provided to you or developed by you, such as strategic plans, marketing and sales literature, and other documents and data developed by or on behalf of the Company with respect to itself or its customers, suppliers or prospect.

8. Noncompetition/Nonsolicitation. In exchange for initial employment, you agree that during your employment and for a period of twenty-four (24) months following termination of your employment with the Company, you will not, without the prior written approval of the Company: (a) directly or indirectly solicit business from, perform services for, or supervise the performance of services for any client or prospect that was serviced by the Company during the period of my employment with the Company; (b) directly or indirectly seek or accept employment from any competitor or client of the Company within or outside of the United States or engage in, supervise, or contribute my knowledge to any work that involves a product or service that is competitive with or similar to a product or service offered by the Company or any client of the Company within or outside of the United States; or (c) directly or indirectly solicit or encourage any employee of the Company to terminate his/her employment with Company for any reason. For the purposes of this Agreement, businesses that are deemed to compete with the Company include, without limitation, businesses engaged in development of software and/or other tools geared towards integrating with software solutions for service professionals, scoring, ranking, and pricing algorithms to simplify difficult purchasing decisions, classified listings, home building/repair/maintenance sharing and content, yield management, and/or revenue generation for the professional service and contractor industries, including but not limited to consumer rating and referral services.

9. Accelerated Vesting and Protections. If there occurs a Change of Control (as defined below), then 50 percent of the total number of Unvested Shares that have not vested as of such Change of Control shall be immediately vested, provided that the Employee’s continuous status as a Full-Time Employee has not been terminated prior to such time.

A “Change of Control” means:

1. the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 30 percent of the voting power of the surviving entity or the direct or indirect parent of such entity, provided that a sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder; or

2. a sale of all or substantially all of the assets of the Company;

provided, however, that a Change of Control shall not be deemed to have occurred for purposes of this Section 1 unless, for purposes of such Change of Control, the Company is valued at an amount that is no less than two (2) times the Company’s highest post-money valuation determined in good faith by the Company’s board of directors in connection with a capital-raising transaction.

10. Assignment of Inventions. The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of my employment with Company that (i) relate directly to the business of Company, (ii) relate to Company’s actual or demonstrably anticipated research or development, (iii) results from any work performed by you for Company, or (iv) are aided by use of time, equipment, supplies, facilities or trade secret information of Company (collectively “Inventions”). You will promptly disclose all inventions to the Company. You will also disclose anything you believe is excluded by law so that the Company can make an independent assessment. Notwithstanding the foregoing, the Company shall own all right, title and interest relating to the Inventions to and only to the fullest extent allowed by Section 49.44.140 of the Revised Code of Washington (which is attached as Appendix A). By executing this agreement you acknowledge that you have reviewed Appendix A hereto and acknowledge that this agreement and Appendix A constitute the notice required to be given to you by Section 49.44.140 of the Revised Code of Washington. You hereby make all assignments necessary to accomplish the foregoing. You shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. You hereby irrevocably designate and appoint Porch as your agents and attorneys-in-fact to act for and on your behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by you. If you wish to clarify that something created by you prior to your employment that relates to the Company’s actual or proposed business is not within the scope of this Agreement, you have listed it on Appendix B. If you use or disclose your own or any third party’s confidential information or intellectual property when acting within the scope of your employment or otherwise on behalf of Company, the Company will have and you hereby grant the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

To the extent allowed by law, this Section 9 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent you retain any such Moral Rights under applicable law, you hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. You will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

11. Severability. Should any provision of this Agreement be held unenforceable for any reason, a court of competent jurisdiction may enforce said provision to the maximum extent allowed by law. A court or similar authority is authorized if necessary to apply the blue pencil doctrine to modify this Agreement to give effect to the parties’ intent to the maximum extent allowed by law. The provisions of this Agreement are severable. If any part of the Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement is governed by the laws of the State of Washington.

12. Remedies. You agree that your violation of this Agreement would cause the Company irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining you from violation of the terms of this Agreement, upon your breach or threatened breach of any obligations set forth in this Agreement. The preceding sentence shall not be construed to limit the Company from any other relief or damages to which it may be entitled as a result of your breach of any provision of this Agreement.

13. At-Will Employment. Notwithstanding anything in this Agreement or in any other policy or practice of the Company, written or oral, you understand that the Company reserves the right to terminate your employment, with or without cause, at any time. Similarly, you may terminate your employment with or without cause at any time.

14. Waiver. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its right to enforce it on any other occasion.

15. Fees/Costs. You agree that the Company shall be entitled to an award of its reasonable attorney’s fees and costs if it prevails in any action to enforce any provision of this Agreement.

16. Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company with respect to the relationship between you and the Company, including with respect to compensation and termination, and supercedes all prior agreements and understandings. You acknowledge that there have been no other representations or agreements other than as stated in this Letter Agreement related to the terms and conditions of your employment and/or the termination thereof. This Letter Agreement may be changed only by an agreement in writing signed by both you and the Chairman of the Board.

By your signature below, you acknowledge that you have read, understood, and agreed to the terms set forth in this Letter Agreement.

Dated:	11/10/2013	/s/ Jill Boon
Porch.com, Inc.

I agree to the above terms.

Dated:	11/10/2013	/s/ Matthew Neagle

Name:___________	Matthew	Neagle___________

APPENDIX A

REVISED CODE OF WASHINGTON

TITLE 49. LABOR REGULATIONS

CHAPTER 49.44. VIOLATIONS -- PROHIBITED PRACTICES

SECTION 49.44.140

(1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.

(3) If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work preformed [performed] by the employee for the employer.

APPENDIX B

PRIOR MATTER